UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2010 (October 18, 2010)

OPTIMUMBANK HOLDINGS, INC.

(Exact name of registrant as specified in charter)

Florida	000-50755	55-0865043
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2477 East Commercial Boulevard, Fort Lauderdale, FL 33308

(Address of Principal Executive Offices) (Zip Code)

954-776-2332

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) Election of Directors

On October 18, 2010, our Board of Directors elected three new directors, Robert Acri, Jerry L. Grace and Jack Calloway. Each new director has been elected for a term that will expire at the annual meeting of our shareholders in December 2010. Mr. Acri has served as the President of Kenilworth Asset Management, LLC, an asset management and financial advisory firm based in Chicago, Illinois, since 2001. Mr. Grace is a private investor and financial and real estate consultant. From 1984 to 1998, he served as Senior Vice President, Treasurer and Chief Financial Officer of Provident Financial Group, an $8 billion bank holding company located in Cincinnati, Ohio. Mr. Calloway has served as the President of VBNet, Incorporated, an Internet service provider based in Orlando, Florida, since 1995.

Our Board also appointed Mr. Grace to serve as Chair of its Audit Committee, appointed Mr. Acri to serve on its Audit and Compensation Committees, and appointed Mr. Calloway to serve on its Compensation Committee. The election of each new director was not pursuant to any arrangement or understanding between the new director and any third party. As of the date of this report, no new director or any member of his immediate family is a party, either directly or indirectly, to any transaction that is required to be reported pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934.

Each new director will be compensated for his services on our Board of Directors in accordance with our compensation arrangements for non-employee directors. Each non-employee director receives a $500.00 fee for each regularly scheduled monthly board meeting attended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

	By:	/s/ Richard L. Browdy
Richard L. Browdy
October 19, 2010		President and Chief Financial Officer